BRITISH COLUMBIA

Number: BC1260079

CERTIFICATE
OF
INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that NAQI LOGICS INC. was incorporated under the Business Corporations Act on August 4, 2020 at 03:51 PM Pacific Time.

ELECTRONIC CERTIFICATE

Issued under my hand at Victoria, British Columbia
On August 4, 2020

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada